EXHIBIT 8.1



Registrant's Subsidiaries                       Jurisdiction of Organization
-------------------------                       ----------------------------

Diana Trading Ltd.                              Republic of the Marshall Islands

Alterwall Business Inc.                         Republic of Panama

Allendale Investments S.A.                      Republic of Panama

Alcinoe Shipping Limited                        Republic of Cyprus

Searoute Maritime Limited                       Republic of Cyprus

Oceanpride Shipping Limited                     Republic of Cyprus

Oceanopera Shipping Limited                     Republic of Cyprus

Salina Shipholding Corp.                        Republic of the Marshall Islands

Cove Apparel, Inc.                              Delaware

Xenia International Corporation                 Republic of the Marshall Islands